UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENERGY CONVERSION DEVICES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENERGY CONVERSION DEVICES, INC.

2956 Waterview Drive

Rochester Hills, Michigan 48309

October 17, 2008

Dear Stockholder:

We invite you to attend the 2008 Annual Meeting of Stockholders of Energy Conversion Devices, Inc., which will be held at 10:00 a.m. Eastern Time on Tuesday, November 18, 2008, at the Michigan State University Management Education Center, 811 West Square Lake Road, Troy, Michigan. A map is on the back cover of this proxy statement. We look forward to your attendance either in person or by proxy. If you plan to attend the annual meeting in person, please contact the Company at (248) 293-0440 or send us an e-mail at investor.relations@ovonic.com.

Details of the business to be conducted at this meeting are given in the attached Notice of 2008 Annual Meeting of Stockholders.

Whether or not you plan to attend the annual meeting, your vote is important to us and we encourage you to vote promptly. Even if you intend to attend the annual meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or the Internet, to ensure the presence of a quorum. A proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting.

We look forward to seeing you at the annual meeting.

Sincerely, /S/ Mark D. Morelli
Mark D. Morelli President and Chief Executive Officer

ENERGY CONVERSION DEVICES, INC.

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

December 18, 2008 - 10:00 a.m. ET

Dear Stockholders:

We invite you to attend our 2008 Annual Meeting of Stockholders which will be held at 10:00 a.m. Eastern Time on Tuesday, November 18, 2008, at the Michigan State University Management Education Center, 811 West Square Lake Road, Troy, Michigan.

We are holding the annual meeting for the following purposes:

1.	To elect eight directors to hold office until our 2009 Annual Meeting of Stockholders.
2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.
3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on October 1, 2008 will be entitled to vote at the annual meeting and any postponements or adjournments of the meeting. For 10 days before the annual meeting, a list of stockholders entitled to vote will be available for inspection during ordinary business hours at our principal executive offices at 2956 Waterview Drive, Rochester Hills, Michigan 48309. If you would like to view the stockholder list, please call the Corporate Secretary at (248) 293-0440 to schedule an appointment.

The business of the annual meeting cannot be completed unless a majority of our outstanding common stock is represented at the meeting. As a stockholder, you can help us avoid unnecessary expense and delay by promptly voting even if you plan to attend the annual meeting. You have three options for submitting your vote before the annual meeting: via the Internet, by telephone or by mail.

By Order of the Board of Directors

/S/ Ghazaleh Koefod

Ghazaleh Koefod

Corporate Secretary

Rochester Hills, Michigan

October 17, 2008

ENERGY CONVERSION DEVICES, INC.

2008 PROXY STATEMENT

i

Energy Conversion Devices, Inc.

2956 Waterview Drive

Rochester Hills, MI 48309

PROXY STATEMENT

The Board of Directors solicits your proxy for the 2008 Annual Meeting of Stockholders of Energy Conversion Devices, Inc. (ECD or the Company) to be held at 10:00 a.m. Eastern Time on Tuesday, November 18, 2008, at the Michigan State University Management Education Center, 811 West Square Lake Road, Troy, Michigan, and any postponements or adjournments of the annual meeting, for the purposes set forth in the accompanying Notice of 2008 Annual Meeting of Stockholders.

This proxy statement and accompanying proxy were first mailed to stockholders on or about October 17, 2008.

ABOUT THE MEETING

Purpose of the Annual Meeting. The specific proposals to be considered and acted upon at the annual meeting are summarized in the Notice and are described in more detail in this proxy statement.

Record Date and Voting Rights of Stockholders. The Board of Directors of the Company has fixed October 1, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof. As of October 1, 2008, there were outstanding and entitled to vote 45,669,875 shares of ECD common stock, each of which is entitled to one vote with respect to each matter to be voted on at the annual meeting.

Quorum. The Company’s bylaws provide that the required quorum for the transaction of business at the annual meeting is the presence, in person or by proxy, of a majority of the votes eligible to be cast by holders of record of ECD common stock as of the close of business on the record date. If a stockholder submits a proxy and withholds such stockholder’s vote for the election of directors or abstains from voting on the other proposals to be considered at the annual meeting, the shares owned by such stockholder will be considered to be present at the annual meeting for all purposes. If shares are held in “street name” (held for your account by a broker or other nominee) and the broker or other nominee indicates it does not have discretionary authority as to certain shares to vote on certain proposals (broker non-votes), those shares will be considered to be present at the annual meeting for all purposes.

Required Vote.

Proposal No. 1. The nominees for director receiving the highest number of affirmative votes will be elected. Therefore, abstentions and withheld votes have no impact in the election of directors once a quorum is established.

Proposal No. 2. The affirmative vote of a majority of the votes cast at the meeting will be required to approve the proposal to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal 2009. Abstentions and broker non-votes are not considered as votes cast with respect to such proposal and will have no effect on the outcome of the proposals.

The board of directors recommends that the stockholders vote FOR proposals 1 and 2.

Voting of Proxies. If your shares are registered directly in your name and you submit your proxy to the Company, you authorize the Company to vote your shares at the annual meeting in accordance with your instructions. If you submit a proxy to the Company without instructions, your shares will be voted in accordance to the recommendations of the Board of Directors set forth in this proxy statement. Proxies further authorize the Company to vote on any adjournments or postponements of the annual meeting, and on other matters which may properly come before the annual meeting. All shares represented by signed proxies received by the Company at or prior to the annual meeting from stockholders of record as of the close of business on October 1, 2008 will be voted at the meeting.

How you can vote.

If your shares are registered directly in your name, you may vote:

•

Via the Internet. Go to the website of our tabulator, Computershare, at www.investorvote.com/ener and follow the instructions. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

•

By Telephone. If you have a touch-tone phone, call 1-800-652-VOTE (8683) toll free from the U.S. and Canada and follow the instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

•

By Mail. Complete and sign the enclosed proxy and mail it in the enclosed postage prepaid envelope to Computershare. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, the shares will be voted as recommended by our Board of Directors.

•

In Person at the Annual Meeting. If you choose to vote in person at the annual meeting, you must bring a government-issued proof of identification that includes a photo (such as a driver’s license or passport) and either the enclosed proxy card or other verification of your ownership of common stock as of October 1, 2008.

If your shares are held in "street name" (held for your account by a broker or other nominee), you may vote:

•	Via the Internet or By Telephone. You should receive instructions from your broker or other nominee if you are permitted to vote via the Internet or by telephone.
•	By Mail. You should receive instructions from your broker or other nominee explaining how to vote your shares by mail.
•

In Person at the Annual Meeting. Contact your broker or other nominee to obtain a broker's proxy card and bring it with you to the annual meeting. A broker's proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name at the annual meeting unless you have a proxy from your broker or other nominee issued in your name giving you the right to vote the shares.

Revocation of Proxies. You may revoke your proxy and/or change your vote at any time before the annual meeting.

If your shares are registered directly in your name, you must do one of the following:

•	Via the Internet or By Telephone. Vote via the Internet or by telephone by following the directions above. Only the last Internet or telephone vote will be counted.
•	By Mail. Sign a new proxy and submit it as instructed above, or send a notice revoking your proxy to the Corporate Secretary so that it is received on or before November 17, 2008.
•	In Person at the Annual Meeting. Attend the annual meeting and vote in person. Attending the annual meeting will not revoke your proxy unless you specifically request that your proxy be revoked.

If your shares are held through a broker or other nominee, you should contact such person prior to the time such person carries out any voting instructions you have provided.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine directors serving one-year terms. Eight of the directors are independent in accordance with the listing standards of the NASDAQ Global Select Market (Nasdaq) and one director is a member of senior management. At the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated eight directors to serve another one-year term and each of the nominees has consented to serve. The eight directors elected at the annual meeting will serve until the 2009 Annual Meeting of Stockholders or until their successors, if any, are duly elected or appointed. If for any reason any nominee becomes unavailable for election, the Board may designate a substitute nominee. In such case, the persons named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee. Additional information regarding the directors is set forth below.

Dr. Florence Metz, a director of the Company since 1995, informed the Company that she has decided to retire from the Board effective as of the 2008 annual meeting of stockholders and, therefore, is not standing for re-election.

The eight nominees who receive the most votes cast at the annual meeting will be elected as directors of the Company.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ALL OF THE NOMINEES.

Joseph A. Avila, 57, has been a director since September 2007. From September 29, 2006 to March 6, 2008, Mr. Avila served as an officer and Executive Vice President, Strategic Operations and Process at Quanta Services, Inc., a leading provider of specialized contracting services, delivering end-to-end network solutions for the electric power, gas, telecommunications and cable television industries. From 1978 to 2006, he held various positions with McKinsey & Company, most recently as a director providing leadership to the Energy and Technology Management Practices. Mr. Avila has extensive consulting experience with a wide range of companies in the energy, industrial and technologies industries. Mr. Avila serves on the Advisory Board of the Houston Technology Center.

Alan E. Barton, 52, has been a director since September 2008. Prior to his retirement from Rohm and Haas Company in October 2008, he was an Executive Vice President of Rohm and Haas. During his 24-year career at Rohm and Haas, Dr. Barton has held many positions, including Vice President and Business Group Executive, Coatings (2002-2006) with oversight for operations, engineering and Latin America; Regional Director, Asia-Pacific Region (2004-2005). Dr. Barton was named to Rohm and Haas’ Executive Council in 2001. His experience at Rohm and Haas includes product development, business development and scientific research. Dr. Barton is a member of the Board of Directors of Technitrol, Inc. He is Chairman of Technitrol’s Governance Committee and serves on its Compensation Committee.

Christopher P. Belden, 48, has been a director since February 2008. In March 2008, Mr. Belden joined NXP Semiconductors as its Senior Vice President of Operations. Mr. Belden has 25 years of experience in semiconductor manufacturing and operations. From February 2005 to February 2007, Mr. Belden was Group Vice President of Global Operations for Applied Materials, Inc., a global leader in nanomanufacturing technology solutions for the electronics industry, where he was responsible for volume manufacturing, supply chain management, reliability, quality and worldwide facilities. Prior to joining Applied Materials, Mr. Belden had a 23-year career at Motorola where his last role was Senior Vice President of Global Manufacturing and Operations. He serves on the Board of Directors of Advanced Semiconductor Manufacturing Corporation Limited (ASMC).

Robert I. Frey, 65, has been a director since 2004. He is an assistant professor of Global Management and Business Ethics, Grand Valley State University, in Grand Rapids, Michigan. He joined Herman Miller, Inc. in 1996, where he was an Executive Vice President and member of the Executive Committee and President of Herman Miller International, accountable for international strategic planning, manufacturing, sales and marketing until his retirement in 2002. Prior thereto, Mr. Frey served as General Counsel and then Executive Vice President and President of Whirlpool, Inc.’s Asian operations.

William J. Ketelhut, 56, has been a director since 2004. From 2001-2002, he was President of Control Products at Honeywell International, Inc., a global company with 15 major lines of businesses including semiconductors, consumer products and sensors products. From 1994-2001, he served as President of several business units of Invensys plc, a global automation, controls and process solutions group. He was President and Chief Executive Officer at GE/Micro Switch Control Inc. (a joint venture between GE and Honeywell Microswitch Division) from 1992-1994.

Mark D. Morelli, 44, has been President, Chief Executive Officer and director of ECD since September 1, 2007. He served as President of Carrier Commercial Refrigeration, a division of Carrier Corporation, from April 2006 until he joined ECD in 2007. From June 2004 to April 2006, Mr. Morelli was Vice President and General Manager of the Marine Container Business with Carrier Transicold, and from September 2002 to June 2004 he was the Managing Director of Transport Air Conditioning with Carrier Transicold. Prior to 2002, he also served as Vice President Marketing & Strategy for United Technologies Power Division and in various positions for Carrier. His customer and strategic business experience includes developing and marketing building-integrated products within United Technologies Corporation.

Stephen Rabinowitz, 65, a director since 2004, serves as ECD’s Chairman of the Board. He was Chairman and Chief Executive Officer of General Cable, Inc., a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the communications, energy and specialty markets, until he retired in 2001. Prior to joining General Cable as President and CEO in 1994, he served as President and CEO of Allied Signal Braking Systems, and before that as President and CEO of General Electric’s Electrical Distribution and Control business. He has also held management positions in manufacturing operations and technology at the General Electric Company and the Ford Motor Company. Mr. Rabinowitz is a member of the Board of Directors of Columbus McKinnon Corp. and serves on its Audit Committee and chairs its Compensation and Succession Committee.

George A. Schreiber,Jr., 60, has been a director since 2006. He is the President and Chief Executive Officer of Continental Energy Systems LLC, a holding company that invests in regulated public utility companies. Continental Energy Systems’ principal investments include a natural gas distribution company serving markets in Michigan and Alaska and an electric distribution company serving markets in various non-contiguous regions of Texas. From September 1999 to March 2004, he was the Chairman, Global Energy Group, at Credit Suisse First Boston, New York.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Responsibilities and Structure. The Board of Directors oversees, counsels and directs management in serving the long-term interests of the Company and our stockholders. The Board’s responsibilities include:

•	selecting, evaluating and compensating the chief executive officer and overseeing chief executive officer succession planning;
•	providing counsel on and oversight of the selection, evaluation, development and compensation of officers and senior management;
•	reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and significant Company actions;
•	assessing major risks facing the Company, and reviewing options for mitigation; and
•	overseeing processes designed to maintain the integrity and reputation of the Company, including the integrity of the financial statements and compliance with law and ethics.

The Board and the committees through which it carries out certain of these responsibilities meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled sessions for the independent directors to meet without management present.

The Board of Directors annually appoints a Chairman, who is responsible for, among other things, presiding at stockholders and board of directors meetings. Stephen Rabinowitz, an independent director, was appointed as non-executive Chairman in December 2007.

Attendance at Board, Committee, and Annual Meeting of Stockholders. The Board held 11 meetings in fiscal 2008. Each director is expected to attend all meetings of the Board and of the committees on which the director serves. In fiscal 2008, all of our directors attended at least 75% of the meetings of the Board and of those committees of which he or she was a member. In addition, each director then in office attended the 2007 Annual Meeting of Stockholders. Although we do not have a formal policy that requires the attendance of our directors at our annual meeting of stockholders, our directors are encouraged to attend.

Determination of Independence of Board Members. The Board has determined that each of Dr. Metz (who has decided to retire from the Board and is not standing for re-election) and Messrs. Avila, Barton, Belden, Frey, Ketelhut, Rabinowitz and Schreiber, and therefore a majority of the directors, are independent in accordance with the Nasdaq listing standards (which are incorporated into the Company’s Corporate Governance Principles). To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and meets categorical and other criteria set forth in the Nasdaq listing standards. In addition, the Board has determined that each member of the Audit Committee qualifies under the Audit Committee independence standards established by the Securities and Exchange Commission (the Commission and Nasdaq). Each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee is composed entirely of independent directors.

Mr. Morelli, due to his employment with the Company, is not an independent director.

Board Committees and Charters. The Board delegates various responsibilities and authority to different committees of the Board of Directors. Committees regularly report to the full Board on their activities and actions. The Board currently has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Finance Committee. A Special Committee of the Board was also constituted and delegated limited authority with respect to certain initiatives, but was dissolved in fiscal 2008 following completion of its activities. The members of the committees and committee Chairs are recommended by the Corporate Governance and Nominating Committee and then appointed annually by the Board. Each of the committees has the authority to engage legal counsel or other experts, consultants and third-party service providers as it deems appropriate to carry out its responsibilities, including the authority to approve their fees and other retention terms. Each standing committee of the Board has a written charter, which we post in the “Investor Relations–Corporate Governance” section of our website located at www.ovonic.com. The following table identifies the committee members and number of committee meetings in fiscal 2008.

Director	Audit	Compensation	Corporate Governance and Nominating	Finance	Special(1)
Joseph A. Avila	•			Chair
Christopher P. Belden	•			•
Robert I. Frey		•	Chair		•
William J. Ketelhut	Chair		•		•
Florence I. Metz		•	•		•
Mark D. Morelli				•
Stephen Rabinowitz, Chairman of the Board		•		•	Chair
George A. Schreiber, Jr.	•	Chair			•
Number of Committee Meetings in Fiscal 2008	6	9	3	6	4

(1)	The Special Committee was dissolved in fiscal 2008 following completion of its activities.

Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee’s role includes discussing with management the Company’s processes for managing business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the independent registered public accounting firm engaged to issue audit reports on the financial statements of ECD and for the activities, staffing and structure of the internal audit function. The Audit Committee relies on the expertise and knowledge of management and the Company’s internal and external auditors in carrying out its oversight responsibilities. The specific responsibilities of the Audit Committee’s oversight role are described in detail in “Audit Committee Report” and the Audit Committee’s charter.

The Board of Directors determined that each Audit Committee member has sufficient knowledge in financial, accounting and auditing matters to serve on the Audit Committee. Further, the Board of Directors has determined Mr. Ketelhut, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of the rules of the Commission.

Compensation Committee. For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Compensation Committee Report,” “Executive Compensation Tables,” and the Compensation Committee’s charter.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for (1) identifying individuals qualified to become Board members; (2) recommending to the Board director nominees for election at each annual meeting of stockholders and for appointment to fill any vacancies; and (3) developing and regularly reviewing the Company's corporate governance principles. The specific responsibilities and functions of the Corporate Governance and Nominating Committee can be found in the Corporate Governance and Nominating Committee charter. See “Nominating Directors” for further information on the director nomination process.

Finance Committee. The Finance Committee reviews and recommends matters related to the Company's capital structure, including the issuance of debt and equity securities, external financial relationships with the Company’s bankers, proposed mergers, acquisitions and/or divestitures and insurance and risk management. The specific responsibilities and functions of the Finance Committee are delineated in the Finance Committee charter.

Special Committee. The Special Committee, which consisted of all of our then current independent directors, was established by the Board of Directors in August 2005 for the purpose of reviewing the Company’s overall management structure and overseeing the development and implementation of the senior management succession plan. In February 2007, the Special Committee’s delegated authority was expanded to include the authority to analyze, develop and negotiate strategic opportunities. The Special Committee is not a standing committee of the Board of Directors. Its responsibilities have been completed, and the Committee was dissolved in October 2007.

Nominating Directors. The Corporate Governance and Nominating Committee historically has re-nominated those incumbent directors who continue to satisfy the Committee’s criteria for Board membership and who the Committee believes will continue to make important contributions to the Board and the Company. In recommending nominees to the Board, the Committee reviews the experience, mix of skills and background, independence and other qualities of a candidate to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board of Directors has specified the following minimum qualifications in the Committee’s charter that it believes must be met by nominees to the Board:

•	have the highest personal and professional ethics and integrity and whose values are compatible with the Company’s values;
•	have had experiences and achievements that have given them the ability to exercise good business judgment;
•	can make significant contributions to the Company’s success;
•	have the ability to provide wise, informed and thoughtful counsel to top management on a range of issues;
•	are willing to devote the necessary time to the work of the Board and its Committees;
•

understand and meet their responsibilities to the Company’s stockholders including the duty of care (making informed decisions) and the duty of loyalty (maintaining confidentiality and avoiding conflicts of interest); and

•	have backgrounds that provide a portfolio of experience and knowledge commensurate with the Company’s needs.

The Corporate Governance and Nominating Committee generally relies on multiple sources for identifying and evaluating new nominees, including referrals from the Board of Directors and management and the use of third-party consultants. The Committee has retained Heidrick & Struggles, an executive search firm, to identify and evaluate new nominees. Dr. Barton, who was appointed a director in September 2008, was identified by Heidrick & Struggles. The Committee does not solicit director nominations from stockholders, but will consider such recommendations with respect to elections to be held at an annual meeting so long as such recommendations are timely made and otherwise in accordance with the Company’s Bylaws and applicable law. Stockholder recommendations will be evaluated against the same criteria used to evaluate other nominees. The Company did not receive any timely nominations by stockholders for the 2008 Annual Meeting of Stockholders. Stockholder recommendations for nominees to be considered by the Committee should be submitted to the Corporate Secretary at its corporate headquarters. See “Additional Information—Stockholder Proposals for 2009 Annual Meeting” for information on how stockholders can make director nominations for the 2009 Annual Meeting of Stockholders. Written notice of nominations must include (1) as to each nominee, all information required to be disclosed in solicitation of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, (2) the name and address of the stockholder giving the notice, (3) a representation that the stockholder is a holder of ECD common stock and intends to appear at the annual meeting to make the nomination, (4) a description of all arrangements or understandings among the stockholder and the nominee, and (5) the written consent of each nominee to serve as a director if so elected.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics that applies to employees, including our chief executive officer and chief financial officer, and directors. Compliance with the code of business conduct and ethics is reaffirmed annually. A copy of our code of business conduct and ethics can be found in the “Investor Relations–Corporate Governance” section of our website located at www.ovonic.com.

Corporate Governance Principles. The Board of Directors’ Corporate Governance Principles, together with the charters of the Audit Committee, the Finance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, provide the framework for the governance of the Company. The Corporate Governance Principles, which include guidelines for determining director independence and qualifications for directors, are available in the “Investor Relations–Corporate Governance” section of our website located at www.ovonic.com.

Communicating with Directors. Stockholders may contact any of our directors or our Board as a group by writing to such director or the Board, at the following address: c/o the Corporate Secretary, Energy Conversion Devices, Inc., 2956 Waterview Drive, Rochester Hills, MI 48309. All communications will be received, processed and forwarded to the directors by the Corporate Secretary. If you include return address, the Corporate Secretary will provide a written acknowledgement of your communication upon receipt.

Compensation of Directors

The Compensation Committee, with support from its independent compensation consultant Exequity, LLP, has the primary responsibility for reviewing and considering adjustments to director compensation and making any recommendations it may have to the Board of Directors, which is responsible for approving director compensation. The general policy of the Board and Compensation Committee is that the compensation of non-employee directors should be a mix of cash and equity-based compensation. Compensation paid to the non-employee directors is intended to provide an incentive to continue to serve on the Board of Directors and to attract new directors with outstanding qualifications. Directors who are also employed by the Company or any of its subsidiaries do not receive compensation for serving on the Board or any of its Committees.

In 2008, non-employee director compensation consisted of the following elements:

•	Annual retainer of $90,000 payable in restricted stock award with an option to receive up to 40% of such amount in cash rather than restricted stock award
•	Audit Committee chair annual fee of $10,000 payable in restricted stock award
•	Compensation Committee chair annual fee of $7,500 payable in restricted stock award
•	All other Committee chair annual fee of $5,000 payable in restricted stock award
•	Non-executive Chairman annual fee of $50,000 payable in cash and/or restricted stock award

Non-employee directors are eligible to receive stock options under the Company’s stock option plans upon their initial appointment to the Board. They are reimbursed for all expenses incurred in attending Board and committee meetings, including airfare, mileage, parking, transportation and hotel expenses, among others.

Director Compensation Table

The following table details the total compensation of our non-employee directors in fiscal 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)		Total ($)
Joseph A. Avila	–	10,504	39,679	(3)	50,183
Christopher P. Belden	–	7,194	17,276	(3)	24,470
Robert I. Frey	38,000	6,304	1,540		45,844
William J. Ketelhut	40,000	6,637	1,540		48,177
Florence I. Metz	20,000	7,741	–		27,741
Stephen Rabinowitz	56,000	9,287	1,540		66,827
George A. Schreiber	–	10,781	35,250		46,031

(1)

The amounts in this column represent the expense recognized for financial statement reporting purposes in fiscal 2008 in accordance with FAS 123(R). The restricted stock awards vest at such time as the director no longer serves as a director of the Company for any reason. The grant-date fair value of the restricted stock awards granted to Dr. Metz and Messrs. Avila, Frey, Ketelhut, Rabinowitz and Schreiber was $29.82 per share, the closing price of ECD common stock on Nasdaq on December 11, 2007. The grant-date fair value for the grant to Mr. Belden was $24.20 per share, the closing price of ECD common stock on Nasdaq on February 5, 2008.

(2)

The amounts in this column represent the expense recognized for financial statement reporting purposes in fiscal 2008 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore may include amounts from awards granted in and prior to fiscal 2008. For information on valuation assumptions used in the calculation of options granted in fiscal 2006, 2007 and 2008, refer to Note A in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended June 30, 2008.

The following table includes the outstanding stock options and restricted stock awards by each director:

Name	Stock Awards (#)	Option Awards (#)
Joseph A. Avila	3,186	5,000
Christopher P. Belden	3,720	5,000
Robert I. Frey	1,912	5,000
William J. Ketelhut	2,013	–
Florence I. Metz	2,348	–
Stephen Rabinowitz	2,817	5,000
George A. Schreiber	3,270	5,000
(3)

In accordance with FAS 123(R), the grant-date fair value of each stock option is calculated based upon a Black-Scholes model. Each of Messrs. Avila and Belden received a stock option to purchase 5,000 shares of ECD common stock on September 1, 2007 and February 5, 2008, respectively, in connection with their initial appointment to the Board. The grant-date fair value on September 1, 2007 was $25.91 per share; the grant-date fair value on February 5, 2008 was $24.20 per share. No other director received stock options in fiscal 2008.

EXECUTIVE OFFICERS OF THE COMPANY

As of October 1, 2008, the executive officers and members of senior management of ECD are as follows:

Name	Age	Office	Office Held Since
Mark D. Morelli(1)	44	President, Chief Executive Officer and Director	2007	(2)
Joseph P. Conroy(1)	44	Senior Vice President, Operations	2008
Michael A. Fetcenko	50	Vice President, Ovonic Materials	2008
Subhendu Guha(1)	66	Senior Vice President and Chairman of United Solar Ovonic	2007
Jay B. Knoll(1)	45	Senior Vice President, General Counsel and Chief Administrative Officer	2006
Arthur A. Rogers	58	Vice President, Human Resources and Administration	2007
Marcelino Susas	41	Vice President, Strategic Marketing	2007
Thomas Toner	49	Vice President, Systems Engineering	2008
Corby C. Whitaker	38	Vice President, Global Sales	2007
Harry W. Zike(1)	53	Vice President and Chief Financial Officer	2008

(1)	This individual is an executive officer of ECD (within the meaning of Rules 3b-7 and 16a-1 under the Securities Exchange Act of 1934).
(2)	Mr. Morelli was named President and Chief Executive Officer of ECD effective September 1, 2007. See page 5 for his biographical information.

Joseph P. Conroy joined the Company in December 2007 as Vice President of Operations of United Solar Ovonic, and was appointed Senior Vice President of Operations in August 2008. Before coming to ECD, Mr. Conroy had been at American Axle & Manufacturing, Inc. since March 1994. While with American Axle & Manufacturing, Inc., Mr. Conroy served as general manager of the Driveline Americas Division, the company’s largest division, from July 2006 until he joined ECD, general manager of the Metal Formed Products Division from July 2004 to July 2006, and plant manager for the Three Rivers Driveline facility from January 2003 to July 2004. He holds a B.S.M.E. from General Motors Institute (GMI), now known as Kettering University, and an MBA from Wayne State University.

Michael A. Fetcenko was named Vice President of Ovonic Materials at ECD in April 2008. He joined ECD in 1980 and was one of the founding members of Ovonic Battery Company (OBC) where he served as Senior Vice President and Director of Technology from 1992 until the time when OBC was integrated into the Ovonic Materials segment of ECD in 2007 as part of ECD’s restructuring. Mr. Fetcenko has also played a pivotal role in the enforcement and licensing of the company’s intellectual property and was responsible for technical- and business-related interactions with OBC’s licensees. As the head of the Ovonic Materials Division, Mr. Fetcenko leads the operations and strategic planning and drives commercialization of ECD’s diverse technologies including biofuel reformation, fuel cell, hydrogen storage and information technology while continuing to grow ECD’s Ovonic NiMH battery business. He holds a B.S. degree in Chemical Engineering from Wayne State University.

Subhendu Guha is Senior Vice President, Photovoltaic Technology of ECD and Chairman of its wholly owned subsidiary, United Solar Ovonic. Dr. Guha joined ECD in 1982. He was named United Solar Ovonic’s President in 2000 and its President and Chief Operating Officer in May 2003, a position he held from 2003 until 2007, when he assumed his current position. Dr. Guha is a world-renowned authority in PV technology, with many years of experience in the development and manufacture of solar panels. He serves on many national and international PV committees, including the Advisory Board of National Center for Photovoltaics, the body responsible for directing and implementing the U.S. Department of Energy’s strategy in PV. He has a Ph.D. in Electronics.

Jay B. Knoll is Senior Vice President, General Counsel, and Chief Administrative Officer of ECD. He was named to this position in October 2007 after joining the Company in 2006 as Vice President and General Counsel. Prior to joining ECD, Mr. Knoll was Vice President, General Counsel and Corporate Secretary of Collins & Aikman Corporation from November 2002 to September 2005. Collins & Aikman filed for bankruptcy in May 2005. Mr. Knoll holds a B.A. degree from the University of Michigan and has a J.D. degree from the Wayne State University School of Law.

Arthur A. Rogers is Vice President of Human Resources and Administration of ECD. Mr. Rogers has more than thirty years of experience in Human Resources and developing and executing organizational strategy. From December 2005 until May 2007, he served as Vice President of Human Resources and Administration at United Solar Ovonic. From 1998 until joining ECD in 2005, Mr. Rogers served as Senior Vice President of Human Resources for GKN Sinter Metals. Mr. Rogers holds a B.S. in Labor & Industrial Relations with a concentration in Management, Economics and Psychology from Michigan State University.

Marcelino Susas is Vice President of Strategic Marketing of ECD. Prior to joining ECD in October 2007, Mr. Susas served as Business Director of Lumber/Retail at CertainTeed Corporation, a subsidiary of Saint-Gobain, from June 2007 to January 2008 and Director of Business Development Insulation Group at CertainTeed Corporation from August 2005 to May 2007. Before joining CertainTeed, Mr. Susas was a manager at Carrier from July 2003 to August 2005. From March 2002 to June 2003, he was Manager of Business Development and Strategic Planning at United Technologies Fuel Cells. Mr. Susas holds a B.S. in Electrical Engineering from the New Jersey Institute of Technology and has an MBA from New York University’s Stern Graduate School of Business.

Thomas Toner is Vice President, Systems Engineering at ECD. He most recently served as Senior Director of Operations for Varian Semiconductor Equipment Associates, Inc. from 2006 to 2007. From 2001 to 2006, Mr. Toner worked at Applied Materials, Inc., serving as Senior Director of System Engineering of the Front End Products Group from 2001 to 2004, Managing Director of Global Operations for the Front End Products Group from 2004 to 2006, and Managing Director of Global Operations, New Business and New Products in 2006. Mr. Toner holds his M.S. in Engineering and Management from MIT and his B.S. in Mechanical Engineering from the University of Virginia.

Corby C. Whitaker has served as Vice President, Global Sales of ECD since December 2007. From 2004 until 2008, Mr. Whitaker served as Director of Sales with Johns Manville Corporation. Before joining Johns Manville Corporation, Mr. Whitaker served as Regional Vice President of Sales for Tractebel Energy Services, Inc. (formerly AES NewEnergy, Inc.) from 2002 to 2004. Mr. Whitaker holds a B.S.M.E. from Texas A&M University.

Harry W. Zike, prior to joining ECD as Vice President in July 2008, was Executive Vice President, Chief Financial Officer and Director of Siemens VDO Automotive Corporation’s Americas Region and its successor, Continental Automotive Systems, Inc., from February 2006 to January 2008. From October 1998 to January 2006, Mr. Zike was Executive Vice President, Chief Financial Officer and Director of Siemens Power Generation, Inc. Mr. Zike has a B.S. degree in accounting from the University of Scranton. He is a Certified Public Accountant, a Certified Management Accountant, a Certified Information Technology Professional and a Certified Six Sigma Green Belt.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company has undertaken a broad restructuring program over the last two years to transition from a technology development company to a commercially-oriented product manufacturing company. This program has included the creation of a new management team, led by a new President and Chief Executive Officer, Mark D. Morelli, who was appointed in September 2007. The Compensation Committee of the Board of Directors has, concurrently with this program, conducted a thorough review of the Company’s compensation philosophy and programs. The Committee recognizes that the long-term success of the Company’s commercialization strategy is dependent on the leadership, experience, execution, motivation and ingenuity of its executive officers. Therefore, the Committee has taken substantive steps to create a comprehensive compensation program, similar to those utilized by commercially-oriented companies, designed to:

•	attract, retain, develop and motivate key executives critical to the Company’s initiatives;
•	reward superior performance;
•	foster individual growth; and
•	align the long-term interests of executives with stockholders.

In particular, the compensation program in fiscal 2008 consisted of various compensation elements linked to performance-based measures, including an annual cash bonus program and a long-term incentive plan with stock option and restricted stock unit awards granted in fiscal 2009 based on Company performance in fiscal 2008. The annual and long-term incentive plans are designed to focus our executives on our long-term commercialization strategy and reward them for taking steps toward delivering on that strategy. The fiscal 2008 program also included an increase in the proportion of share-based grants to total compensation.

The Compensation Committee’s Role

The Committee, composed entirely of independent directors, administers the executive compensation programs of the Company. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, approving equity grants and otherwise administering share-based plans, and reviewing annually all compensation decisions relating to the Company’s executive officers, including the Chief Executive Officer and the Chief Financial Officer and all other executive officers, including those named in the “Summary Compensation Table” (the named executive officers). The Committee’s charter, which is reviewed at least annually by the Committee, reflects its responsibilities and is available for review in the “Investor Relations—Corporate Governance” section of the Company’s website at www.ovonic.com. In fiscal 2008, the Committee held nine meetings.

Process for Determining Compensation for Named Executive Officers

Management and Other Employees. The Committee works with management to set the agenda for Committee meetings, and the Chief Executive Officer and other members of management are regularly invited to attend such meetings. The Committee meets in executive session as necessary to discuss compensation issues generally outside the presence of management, as well as to review the performance and consider the compensation of the Chief Executive Officer.

The Committee takes significant direction from the recommendations of the Chief Executive Officer in establishing the compensation for the other named executive officers, as it believes the Chief

Executive Officer has the best understanding of the overall effectiveness of the management team and each person’s individual contribution to the Company’s performance. For each named executive officer, the Chief Executive Officer provides information to the Committee regarding the individual’s experience, current performance, potential for advancement and other subjective factors. The Committee retains discretion to modify the Chief Executive Officer’s recommendations and reviews such recommendations for their reasonableness based on individual and Company performance as well as market information.

The Company’s legal advisors, human resources department and corporate finance department also attend Committee meetings upon request and support the Committee in its work pursuant to delegated authority to fulfill various functions in developing and administering the compensation plans and programs.

Third-Party Consultants. The Committee has the authority to retain and obtain assistance from, and to approve engagement fees and other retention terms of, legal, accounting, compensation or other advisors. In fiscal 2008, the Committee engaged Exequity, LLP, an independent compensation consultant, to provide market information and analyses in connection with the Committee’s review of the Company’s compensation programs and consideration of individual executives’ compensation packages, and in the determination of equity grants made to executive officers and executive candidates. Exequity also assisted the Committee in developing an appropriate competitive benchmark and began assisting in the development of incentive programs and competitive opportunities for fiscal 2008 and fiscal 2009. Exequity participated in six meetings of the Committee in fiscal 2008.

The Committee approved the terms of its engagement of Exequity independently from the Company’s management and solely determined Exequity’s responsibilities. In carrying out the responsibilities assigned to it by the Committee, Exequity worked with Company management in developing and implementing compensation programs approved by the Committee.

Compensation Philosophy and Objectives

In making decisions with respect to compensation for named executive officers and other executives in fiscal 2008, a year focused on hiring, developing, promoting and retaining the key executives needed to help ensure the continued execution and delivery on the Company’s strategic plans, the Company and the Committee were guided by the following objectives:

•	Our compensation program should be comprehensive, consisting of base salary, annual incentives, long-term incentives and benefits, and designed to support our commercialization and growth strategies.
•	Our compensation program should be designed to motivate and reward our executives for performance through the use of variable compensation tied to short-, intermediate- and long-term results.
•

Our business success depends on our ability to attract and retain executive talent through competitive compensation opportunity, which we have defined as the 50th percentile of our benchmarking peer group.

Executive Compensation Policies and Practices

Benchmarking Group

In administering the compensation program, the Committee relied on market data provided by its independent consultant and management. For purposes of benchmarking top officer compensation, the Committee reviewed pay data and practices for a group of publicly traded companies of similar size to the Company classified in the same global industry classification system code as the Company. That group consisted of 23 companies with revenues between $50 million and $1 billion within the electrical components and equipment industry and included three solar companies that are direct competitors of the Company. The following companies were included in that benchmarking peer group:

• American Superconductor • Baldor Electric • BTU International • C&D Technologies • Chase • Coleman Cable • Evergreen Solar • First Solar	• Franklin Electric Co. • Graftech International • II-VI • International Wire Group • LSI Industries • Mircrofield Group • Nortech Systems • Powell Industries	• Power One • Preformed Line Products • Simclair • SL Industries • Sunpower • Ultralife Batteries • Vicor

The Company is reevaluating and revising its peer group for executive officer compensation benchmarking for fiscal 2009 to more closely align with companies similar in terms of their high growth, global scale, technological complexity and nature of business involving the conversion of commodity-based materials into highly valued and unique end-products.

Target Pay Mix

The total compensation package for our executive officers consists of base salary, annual bonus, long-term incentives and benefits. In determining both the target level of compensation and the mix of compensation elements, we consider market practice, business objectives, expectations of our shareholders, and our own judgment of where the targets should be established. In making this determination, we reviewed market practice with regard to such components of compensation, with actual pay mix varying based on Company performance. Market practices will continue to be monitored as one reference point as we make decisions regarding target pay mix. However, we will also continue to make strategic decisions based on our unique business objectives, which may differ from comparator company practices.

While our target pay mix includes significant incentive opportunity, historically much of our compensation has been delivered in the form of base salary. In recent years, we have moved to strengthen our pay-for-performance orientation with a higher proportion of compensation provided through variable pay. We believe the current target pay mix achieves several important objectives: it supports a strong pay-for-performance culture; it balances the focus on annual and long-term objectives in support of our business strategy; it satisfies the need for flexibility to motivate and reward exceptional performance; and it better reflects competitive market practice allowing us to attract and retain talented executives.

Factors Considered in Making Compensation Decisions

Actual compensation levels are a function of Company performance as described under each specific compensation element below. When making pay decisions, the Committee considers the competitiveness of individual elements of compensation as well as the aggregate sum of base salary, annual incentives and the fair value of long-term incentives (determined at grant) for an executive officer. The Committee may also consider salary increase history, past bonus awards and past equity awards as context in understanding year-to-year changes in compensation and retention effect of prior awards. Under the Annual Incentive Program and Long-Term Incentive Program, initial award amounts are determined based on our judgment after reviewing compensation information for our benchmarking peer group. The Committee retains the discretion to decrease the size of individual awards in situations where an executive officer’s individual performance does not receive at least a “satisfactory” rating during his or her annual performance evaluation. Final decisions on any major element of compensation, as well as total compensation for executive officers, are made by the Committee.

The compensation program is generally applied consistently to named executive officers. Exceptions related to CEO compensation are noted throughout this report.

Components of Compensation

The following table shows the full-year target values of our fiscal 2008 year-end base salaries, and annual bonus and long-term incentive target pay opportunities for our named executive officers:

Fiscal 2008 Target Pay Opportunity

Executive Officer[1]	Base Salary at FYE 2008	Annual Bonus Target Opportunity (% of Base Salary)[2]	Long-Term Incentive Target Opportunity (% of Base Salary)[2]
Mark D. Morelli President and Chief Executive Officer	$450,000	75%	100%
Jay B. Knoll Senior Vice President, General Counsel and Chief Administrative Officer	$310,000	50%	70%
Subhendu Guha, Ph.D. Senior Vice President, Photovoltaic Technology Chairman, United Solar Ovonic	$310,000	40%	50%

(1)

Does not include Sanjeev Kumar who left the Company effective August 31, 2008. Also does not include Robert C. Stempel and Nancy M. Bacon, both of whom terminated their employment with the Company during the fiscal year.

(2)

While the above chart shows the annual cash bonus and long-term incentive target opportunities, the actual amounts paid were in excess of these targets due to the superior performance achieved by the Company in fiscal 2008. See “Components of Compensation – Annual Cash Bonus and Long-Term Incentives.”

Base Salary

The Committee believes that base salary is a significant factor in attracting and retaining key employees and also serves to preserve an employee’s commitment to the Company during any downturns. The Committee also believes that base salary should be commensurate with a named executive officer’s scope of responsibilities, demonstrated leadership abilities, management experience and effectiveness and potential for advancement. Accordingly, the Committee intends to review base salaries of named executive officers on an annual basis, as well as at the time of a promotion or other change in responsibilities.

Fiscal 2008 year-end base salaries for our named executive officers are shown in the table above.

Annual Cash Bonus

The Committee believes that the Company’s annual cash incentive program (the “Annual Incentive Program”), which was first utilized in fiscal 2008, provides a meaningful reward for the achievement of significant short-term Company performance, while assisting the Company in attracting, motivating, and retaining employees. At the beginning of fiscal 2008, the Committee established that the applicable performance measures for fiscal 2008 should be adjusted net income and cash flow from operations, two measures that the Committee believes closely correlate with the Company’s stated goal of timely achieving sustainable profitability. Adjusted net income excluded extraordinary items that the Committee deemed to be nonrecurring, but included all budgeted restructuring costs. The cash flow from operations was based on the adjusted net income as discussed above. The Committee established Company performance goals around these measures, with individual target awards subject to adjustments based on actual Company performance as follows:

Actual Company Performance	Percentage of Individual Target Award
Maximum Performance Level (or higher)	150%
Target Performance Level	100%
Threshold Performance Level	50%
Below Threshold Performance Level	0%

The fiscal 2008 target bonus for executive officers ranged from 35% – 50% of their respective base salary, other than Mr. Morelli whose fiscal 2008 target bonus was 75% of his base salary. These target figures were set by the Committee after discussions with management and the Committee’s consultant, which included a review of data from the benchmarking peer group. Upon completion of fiscal 2008, the Committee reviewed actual performance and awards were made at 150% of such target bonus (representing maximum payout) based on superior performance to the established goals for sustainable profitability (adjusted net income of $3.9 million as compared to a target loss of $15.4 million and positive operating cash flow of $28.5 million as compared to a target negative cash flow of $14.6 million). See the Bonus and Non-Equity Incentive Plan columns of the Summary Compensation Table for actual awards for fiscal 2008 performance made to named executive officers.

Long-Term Incentives

At the beginning of fiscal 2008, the Committee began considering annual equity award opportunities that would be provided to executive officers and certain other management-level employees under the 2006 Stock Incentive Plan based on performance in fiscal 2008. The 2006 Stock Incentive Plan authorizes the issuance of stock options, stock appreciation rights, restricted stock awards and restricted stock units. Grants are at the Committee’s discretion, but are based upon Company performance. The Committee believes that such equity awards will motivate executives and other eligible employees to focus on, and reward the achievement of, the Company’s long-term business goals and strategies and thereby increase shareholder value. These awards also are intended to assist the Company in retaining a stable management team through the use of long-term vesting requirements. After fiscal 2008, based on the Committee’s assessment of the significant performance delivered during fiscal 2008, the Committee awarded the annual equity grants specified below to our named executive officers which represent 150% of the long-term incentive target opportunity as follows:

Executive Officer[1]	Date	Stock Options	Restricted Stock Units
Mark D. Morelli	8/26/08	7,600	4,690
Jay B. Knoll	8/26/08	4,000	2,470
Subhendu Guha	8/26/08	2,860	1,760

(1)

Robert C. Stempel and Nancy M. Bacon, both of whom terminated their employment with the Company during the fiscal year, and Sanjeev Kumar, who terminated his employment with the Company in August 2008, did not receive any long-term incentive awards for fiscal year 2008.

The stock options expire on the tenth anniversary of grant and vest over four years with 25% vesting on the first anniversary of grant and 25% vesting on each of the second, third, and fourth anniversaries of grant, provided that the executive remains in the Company’s employ as of the vesting date. The restricted stock units settle in shares of Company common stock on a one-for-one basis, and vest on the third anniversary of grant, again provided that the executive remains in the Company’s employ as of the vesting date. Additionally, the stock options and restricted stock units vest upon a qualifying termination (as defined in the Company’s Executive Severance Plan) and may vest upon certain change in control events (as defined in the Company’s 2006 Stock Incentive Plan).

In fiscal 2008, the Committee awarded the following special equity grants (grants not related to our annual grant program) to our named executive officers:

Executive Officer	Date	Stock Options	Restricted Stock	Performance-Based Restricted Stock Units	Restricted Stock Units
Mark D. Morelli	9/1/07 6/30/08	75,000 9,000	30,000 0	30,000 0	0 2,500
Jay B. Knoll	7/18/08	0	5,000	0	0
Subhendu Guha	5/12/08	0	5,000	0	0

Mr. Morelli’s September 1, 2007 grants are described below under “Fiscal 2008 Personnel Events – Hiring of Mark D. Morelli as President and Chief Executive Officer.” Of such grants, 30,000 performance-based shares vested on June 9, 2008 when the Company’s stock price met the applicable vesting requirement (i.e., the Company’s stock traded at or above $50 per share for 20 consecutive trading days within three years of the grant date). On June 30, 2008, the Committee granted Mr. Morelli a special award of 9,000 stock options and 2,500 restricted stock units in recognition of his superior performance since joining the Company and to replace the leverage on the portion of his performance-based shares withheld to pay applicable taxes. The stock options expire on the tenth anniversary of grant and vest over four years with 40% vesting on the first anniversary of grant and 20% vesting on each of the second, third, and fourth anniversaries of grant, provided that the executive remains in the Company’s employ as of the vesting date. The restricted stock unit grants contain the same vesting terms described above for the August 26, 2008 grants.

The grants to Dr. Guha and Mr. Knoll (whose grant occurred after fiscal 2008 year end) were in relation to these executives’ agreement to be covered by certain severance agreements which included restrictive covenants (See “Potential Payment Upon Termination or Change in Control –Severance Agreements of Sanjeev Kumar and Jay B. Knoll” for further information).

Perquisites and Other Personal Benefits

The Committee believes that limited perquisites and other personal benefits may be appropriate to enable the Company to attract and retain employees for key positions and to increase workplace efficiency. Historically, these benefits have generally been limited to relocation and similar transition costs and have made up a very small percentage of total compensation for the named executive officers. The Committee has not made any adjustments to these benefits for the named executive officers for fiscal 2008.

The Company also provides benefits such as medical, dental, and disability coverage, paid vacation and term-life insurance to each employee in a non-discriminatory manner. The Company also provides matching contributions under the Company’s 401(k) plan to all employees. The Company’s matching contribution is limited to 4% of the participant’s salary up to $230,000 for calendar 2008.

Messrs. Knoll and Stempel did not participate in the Company’s 401(k) plan in fiscal 2008, and Mr. Stempel elected not to receive the Company’s medical and dental coverage.

Post-Employment Benefits

The Committee believes that specified termination benefits serve to enhance our ability to attract and retain talented executive officers and ensure the continued dedication of such employees. In particular, such termination benefits diminish the inevitable distraction of employees caused by personal uncertainties and risk of job loss.

The Committee approved the Executive Severance Plan pursuant to which certain management-level employees will be eligible to receive severance benefits in connection with the Company’s termination of their employment without “cause” or the employee’s termination of employment for “good reason.” A termination is for “cause” if it relates to willful and continual failure after notice to substantially perform the duties of employment (other than resulting from illness), any other breach resulting in material harm to the Company, conviction of a felony, or fraud or embezzlement. A termination by the employee is for “good reason” if it relates to a material reduction in base pay, a material diminution in authorities, duties, or responsibilities, or a material change in office location, with an exception for across-the-board changes unless such changes occur within one year before or after a change in control. An employee must provide written notice of termination for good reason within 90 days following the initial existence of the qualifying condition, and the Company has a right to cure such condition within 30 days of notice. All executive officers will be eligible to participate in the Executive Severance Plan, and Mr. Knoll (after fiscal 2008 year end) has elected to opt out of his prior severance agreement and is now covered by the Executive Severance Plan as well. See “Potential Payments Upon Termination or Change in Control – Severance Agreements of Sanjeev Kumar and Jay B. Knoll” for further information.

Under the Executive Severance Plan, participants will receive: (1) a base salary equal to the highest amount in the 90 days prior to such termination, for the severance coverage period specified in the participation agreement; (2) a pro-rata portion of the target annual incentive award under the Annual Incentive Program; (3) an additional cash bonus payment based on the severance coverage period and the most recent target annual incentive award; (4) subsidized medical and dental benefits for the severance coverage period, but for no more than 18 months; and (5) outplacement services for the severance coverage period, but for no more than 18 months. The severance coverage period for Messrs. Knoll and Guha is one year while Mr. Morelli’s severance coverage period is two years if termination occurs prior to a change in control and three years if termination occurs following a change in control. In addition, all unvested equity awards will vest effective upon the termination date and, for stock options and stock appreciation rights, be exercisable for six months after the termination date, unless otherwise specified in the award (but no later than the 10th anniversary of the grant date).

Further, in the event of a termination in connection with a change in control, the Company will provide each participant with a full excise tax gross-up (including, without limitation, any interest or penalties imposed with respect to such taxes) on the above benefits in the event such benefits exceed 310% of the base amount determined under Section 280G of the Code. The gross-up payment generally will be paid in a lump sum on the fifth day before the due date of such excise taxes. If the participant’s benefits are above 300% and equal to or less than 310% of the base amount, the benefits under the plan will be reduced by the smallest amount necessary to ensure that the benefits are not subject to excise taxes. See “—Tax and Accounting Implications—Change in Control Payments” for further information.

In order to receive benefits under the Executive Severance Plan, participants must agree to non-competition, non-solicitation, non-disparagement and confidentiality provisions, as well as provide a full waiver and release of any potential employment-related claims (excluding claims under the Executive Severance Plan or any employee benefit plan sponsored by the Company). If a participant violates any of such provisions, the Company will not be required to pay any further amounts under the plan and the participant must repay all amounts previously paid under the plan.

Fiscal 2008 Personnel Events

The Company implemented several significant personnel changes during fiscal 2008 as part of its restructuring and succession planning activities.

Hiring of Mark D. Morelli as President and Chief Executive Officer. The Company hired Mark D. Morelli as President and Chief Executive Officer and a member of its Board of Directors effective September 1, 2007. The Special Committee of the Board, which included all of the then current independent directors, led the Company’s search for a new Chief Executive Officer and was delegated the responsibility of negotiating the compensation package. The Special Committee engaged Exequity to serve as an independent compensation consultant for such hiring. The Committee believes Mr. Morelli’s overall compensation package was reasonable, competitive and necessary to attract and retain Mr. Morelli to lead the Company’s transition to a commercially-focused product manufacturing company with sustainable profitability. The compensation package was also designed to reward Mr. Morelli for superior performance and align his interests with stockholders.

Mr. Morelli’s contract provided that he initially receive a base salary of $450,000 per year and be eligible for an annual incentive cash bonus of 75% of his annual base salary and annual stock awards of 100% of his annual base salary. Mr. Morelli’s annual bonus for fiscal 2008 was guaranteed to be at least $300,000, with $120,000 of such amount to be paid in March 2008. Mr. Morelli also received a signing bonus of $100,000. The Company provided Mr. Morelli with various executive relocation benefits, including up to $6,500 per month (for no more than six months) to lease an interim principal residence.

On September 1, 2007, Mr. Morelli received the following stock awards under the Company’s 2006 Stock Incentive Plan: (1) nonqualified stock options to purchase 75,000 shares of the Company’s common stock, with an option to purchase 30,000 shares vesting on the first anniversary of the grant date and an option to purchase 15,000 shares vesting on each of the second, third and fourth anniversaries of the grant date; (2) 30,000 shares of restricted stock vesting on the third anniversary of the grant date; and (3) an additional 30,000 shares of performance-based restricted stock, vesting only if the average closing price of the Company’s common stock on Nasdaq for 20 consecutive trading days exceeded $50 within three years of the grant date. The performance goal was achieved on June 9, 2008 and the performance-based restricted stock vested on that date. The stock option and restricted stock referred to in clauses (1) and (2) will also vest upon a change in control (as defined in the 2006 Stock Incentive Plan) or upon a qualifying termination (as defined in the Executive Severance Plan).

Mr. Morelli participates in the Company’s Executive Severance Plan. His severance payment thereunder would be two times the sum of his base salary and target incentive bonus payment following a qualifying termination, or three times such amount if the qualifying termination arises in connection with a change in control, plus in each case his pro-rata target incentive bonus payment for the year in which the qualifying termination occurs. In the event of a termination in connection with a change in control, the plan provides for a full excise tax gross-up (including, without limitation, any interest or penalties imposed with respect to such taxes) on the above benefits in the event such benefits exceed 310% of the base amount determined under Section 280G of the Code. See “—Components of Compensation—Post-Employment Benefits” for further information.

Retirement of Robert C. Stempel. Effective August 31, 2007, the Company and Robert C. Stempel entered into a retirement agreement, pursuant to which Mr. Stempel retired from all management positions at the Company and from all board and management positions with the Company’s affiliates. Mr. Stempel continued as Chairman of the Company’s Board of Directors in a non-executive capacity and a member of the Finance Committee of the Board until the 2007 Annual Meeting of Stockholders when he retired from his Board positions. The Committee believes the overall retirement package was reasonable in light of Mr. Stempel’s history of service and contributions to the Company and the terms of his employment agreement.

Mr. Stempel received a cash severance payment of $750,000. The Company also accelerated the vesting for nonqualified stock options to purchase 3,633 shares of the Company’s common stock awarded in May 2006. Stock options to purchase a total of 171,056 shares of the Company’s common stock (including the 3,633 shares) will continue to be exercisable until 10 years after the respective grant date, and the exercise period for such stock options will continue at the time of his death, if applicable, until the earlier of 12 months following the date of his death or 10 years after the grant date. The restricted stock of the Company held by Mr. Stempel will continue to vest in quarterly installments of 23,000 shares on the first day of each quarter and will vest fully upon the occurrence of a change in control. Mr. Stempel will remain subject to the non-competition, non-solicitation and confidentiality provisions set forth in his prior employment agreements.

The Company will continue to indemnify, defend and hold harmless Mr. Stempel to the full extent permitted under applicable law and the Company’s governing documents with respect to all acts and omissions on or before August 31, 2007 in his capacity as officer, director or employee of the Company to the full extent that would apply if he continued in such positions.

Retirement of Nancy M. Bacon. In connection with Mrs. Bacon’s retirement on March 31, 2008, Mrs. Bacon received an amount equal to her annual base salary, plus $50,000 (in lieu of an annual bonus) and accrued vacation pay, together with continuation of medical and dental benefits for up to 52 weeks following her retirement. Mrs. Bacon agreed to certain covenants, including non-compete, non-disparagement and confidentiality. Mrs. Bacon also agreed to provide government relations and other services to the Company following her retirement. Mrs. Bacon’s outstanding stock options to acquire shares of the Company under the 1995 and 2000 Non-Qualified Stock Option Plans will continue in effect and are exercisable from and after March 31, 2008 continuing through a period of 90 days following the period of time she serves as a consultant to the Company.

Subsequent Personnel Events

Resignation of Sanjeev Kumar. Sanjeev Kumar resigned as the Company’s Vice President and Chief Financial Officer, effective August 31, 2008. In connection with Mr. Kumar’s departure from the Company, Mr. Kumar and the Company entered into an agreement captioned Revised Separation Agreement and Complete Release of Liability (“Separation Agreement”). The Separation Agreement provides that Mr. Kumar will receive 52 weeks of base pay totaling $300,000, an Annual Incentive Plan (“AIP”) payment for the fiscal year ended June 30, 2008 totaling $225,000, and remain eligible to receive his 2009 and 2010 AIP awards when paid to other participants in a total amount of $175,000, and continuation of the Company’s portion of premiums for Mr. Kumar’s medical and dental insurance under the Company’s group plans. Mr. Kumar will also receive payment in lieu of accrued and unused vacation, and certain other employee benefits as well as outplacement services provided through no later than December 31, 2009. In consideration for the revised severance benefits under the Separation Agreement, Mr. Kumar releases all claims against the Company and its subsidiaries and affiliates and acknowledges that he is subject to confidentiality and non-disparagement obligations, a 12-month non-solicitation obligation, and a 6-month non-competition obligation.

Awards of Performance-Based RSU Awards. The Committee believes that awarding performance-based equity awards to executive officers and certain other key employees serves as a powerful retention tool that motivates such individuals to generate long-term returns for the Company’s stockholders. Accordingly, beginning in fiscal 2009, the Committee began making awards of performance-based RSU awards to the Company’s executive officers. These awards will be denominated in shares of common stock and vest upon the achievement of performance conditions set by the Committee. Generally, an executive officer must remain employed by the Company through the end of a performance cycle in order to receive RSUs upon vesting. Performance-based RSU awards may not be sold, pledged, transferred or otherwise disposed of by the employee until they vest and are delivered.

Timing and Pricing of Share-Based Grants

After fiscal 2008, the Committee made its first regular annual share-based grants in connection with its restructured compensation philosophy. After reviewing fiscal 2008 Company performance, the Committee approved these grants totaling 47,670 shares in stock options and 29,410 shares in restricted stock units. The Committee has established in advance a calendar date or Committee meeting date at which it will approve annual grants, which is the August meeting of the Committee.

In accordance with the Company’s 2006 Stock Incentive Plan, the exercise price of each stock option is the closing price of the Company’s common stock on the date approved by the Committee to be the grant date (which date will not be earlier than the date the Committee approved such grant). The Committee is prohibited from repricing stock options, both directly (by lowering the exercise price) and indirectly (by canceling an outstanding option and granting a replacement stock option with a lower exercise price), without stockholder approval.

Policy Regarding Retroactive Adjustment

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board intends to take action to remedy the misconduct, prevent its recurrence, and impose appropriate discipline on the wrongdoers. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiation of an action for breach of fiduciary duty, and/or (3) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

The Committee-approved forms of the Company’s stock option and restricted stock award agreements provide for the recoupment of a portion of share-based compensation paid to executive officers, plus interest, upon the restatement of financial results if such were to occur. In order to recoup such funds, the gain on the award must be at least in part attributable to the achievement of certain financial results that were subsequently the subject of restatement, the person engaged in fraud or intentional misconduct that is a substantial contributing cause to the need for such restatement and the gain based upon the restated results must be lower than the gain based on the reported results. The terms of the recoupment provision shall apply to award grants in fiscal 2008 and thereafter unless such forms are subsequently modified. The Annual Incentive Program includes a comparable recoupment provision, and the Committee currently intends to include similar recoupment provisions in its compensation plans, programs and agreements in the future.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Committee has reviewed the Company’s compensation programs and policies in light of Section 162(m) of the Code, which states that annual compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the three other highest compensated executive officers is not deductible by the Company for federal income tax purposes, subject to specified exemptions (the most significant of which is certain performance-based compensation). Amounts payable under the Annual Incentive Program, approved by the stockholders at the 2007 Annual Meeting of Stockholders, may qualify as performance-based compensation in accordance with Section 162(m). Share-based awards granted under the 2006 Stock Incentive Plan also may qualify as performance-based compensation. To maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Committee does not have a policy that all executive compensation must be tax-deductible. The Committee intends to continue to review the application of Section 162(m) with respect to any future compensation arrangements considered by the Company.

Nonqualified Deferred Compensation

Section 409A of the Code generally provides that, unless certain requirements are met, amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income to the extent such deferred compensation is not subject to a substantial risk of forfeiture. These amounts would also be subject to income and payroll withholding tax penalties and interest to the extent such taxes were not timely paid or withheld.

The Company believes that all of its employment and severance arrangements and benefit plans are or will be intended to meet the requirements of Section 409A to allow for deferral without immediate taxation, penalty or interest.

Accounting for Stock-Based Compensation

Effective July 1, 2005, the Company adopted FAS 123(R), “Share-Based Payment,” which requires all share-based compensation to be recognized as an expense in the Company’s financial statements over the requisite service period based on the grant-date fair value of the award. See Note 3 of the Summary Compensation Table for further information.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (CD&A) in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 and the Proxy Statement for the 2008 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE
George A. Schreiber, Jr., Chair
Robert I. Frey
Florence I. Metz
Stephen Rabinowitz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during fiscal 2008, none of the Company’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Company’s Compensation Committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below lists the total compensation of our named executive officers in fiscal years 2008 and 2007.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)		Total ($)
Mark D. Morelli President and Chief Executive Officer(5)	2008 2007	389,430 _	400,000 _	(6)	992,192 _	595,186 _	138,100 _	(6)	105,419 _	(7)	2,620,327 _
Jay B. Knoll Senior Vice President, General Counsel and Chief Administrative Officer	2008 2007	294,529 275,017	_ 100,000		59,976 9,668	31,360 82,183	221,000 _		_ _		606,865 466,869
Subhendu Guha Senior Vice President, Photovoltaic Technology	2008 2007	296,154 278,576	_ 54,158		11,550 _	882 15,310	177,700 _		30,642 10,134	(8)	516,928 358,178
Sanjeev Kumar Former Vice President and Chief Financial Officer(9)	2008 2007	300,019 300,019	_ 120,000		59,976 9,668	94,081 246,548	225,000 _		9,462 40,852	(10)	688,538 717,087
Robert C. Stempel Former Chief Executive Officer(11)	2008 2007	64,003 375,003	_ _		_ _	66,073 101,655	_ _		750,000 _	(11)	880,076 476,658
Nancy M. Bacon Former Senior Vice President(12)	2008	306,943	50,000		_	882	_		118,152	(13)	475,977

(1)	Fiscal Year: July 1 – June 30.
(2)

The awards in this column reflect restricted stock awards and units granted in fiscal years 2008 and 2007 under the 2006 Stock Incentive Plan. Holders of restricted stock awards have voting and dividend rights during the restricted period.

The amounts in this column represent the expense recognized for financial statement reporting purposes in fiscal 2008 in accordance with FAS 123(R) and, therefore, includes amounts for awards granted prior to fiscal 2008. The expense for each restricted stock award is based on the closing price of ECD common stock on the date of grant and the applicable vesting schedule.

(3)

The amounts in this column represent the expense recognized for financial statement reporting purposes in fiscal 2008 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded) and, therefore, include amounts for stock options granted prior to fiscal 2008. For information on valuation assumptions used in the calculation of options granted in fiscal 2008, refer to Note A in the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

(4)

The amounts shown reflect awards earned by certain named executives under the Annual Incentive Plan in fiscal year 2008 (see “Compensation Discussion and Analysis – Components of Compensation – Annual Cash Bonus” for further information).

(5)	Mr. Morelli was appointed ECD’s President and Chief Executive Officer effective September 1, 2007.
(6)

The amount shown reflects $100,000 signing bonus and $300,000 which was guaranteed under the Company’s Annual Incentive Plan pursuant to the terms of the offer letter between Mr. Morelli and the Company. The actual amount earned under the Company’s Annual Incentive Plan was $438,100.

(7)

The amount shown represents $101,711 in relocation expenses paid by the Company under its executive relocation assistance program and $3,708 of matching contribution under the Company’s 401(k) plan during fiscal 2008.

(8)

The amount shown includes $11,923 in unused vacation payout, $10,373 in matching contribution under the Company’s 401(k) plan during fiscal year 2008 and $8,346 in unused sick-day payout. In calendar year 2008, the Company notified employees that it is eliminating the practice of cash payouts related to unused vacation and sick days to active employees.

(9)	Mr. Kumar left ECD effective August 31, 2008.
(10)	The amount shown reflects the matching contribution under the Company’s 401(k) plan during fiscal year 2008.
(11)

Mr. Stempel retired as ECD’s Chief Executive Office effective August 31, 2007. ECD paid Mr. Stempel a lump sum of $750,000 in lieu of the compensation to which he would have otherwise been entitled in connection with his continued employment through September 30, 2010 as provided in the Executive Employment Agreement dated as of January 15, 1999 between ECD and Mr. Stempel, which was terminated as of August 31, 2007.

(12)	Mrs. Bacon retired effective March 31, 2008.
(13)	The amount shown reflects $111,065 of unused vacation payout upon Mrs. Bacon’s retirement and $7,087 of matching contribution under the Company’s 401(k) plan during fiscal 2008.

Grants of Plan-Based Awards in Fiscal 2008

The following table presents information on plan-based awards granted to the named executive officers in fiscal 2008.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Awards: Number of Shares of Stock or Units	All Other Awards: Number of Securities Underlying Options(1)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark D. Morelli	Annual Incentive	9/1/2007	–	–	138,100(2)
	Restricted Stock	9/1/2007							30,000			777,300(3)
	Restricted Stock Units	6/30/2008							2,500			184,100(4)
	Restricted Stock Units	9/1/2007				–	30,000	–				777,300(5)
	Stock Options	9/1/2007								75,000	25.91	1,209,740(6)
	Stock Options	6/30/2008								9,000	73.64	408,442(7)
Jay B. Knoll	Annual Incentive	7/24/2007	73,667	147,333	221,000
Subhendu Guha	Annual Incentive	7/24/2007	59,233	118,467	177,700
	Restricted Stock	5/12/2008							5,000			258,100(8)
Sanjeev Kumar	Annual Incentive	7/24/2007	75,000	150,000	225,000
Robert C. Stempel(9)		–	–	–	–	–	–	–	–	–	–	–
Nancy M. Bacon(9)		–	–	–	–	–	–	–	–	–	–	–

(1)	This column shows the number of stock options granted, which will vest and become exercisable 40% one year after grant and 20% each year thereafter.
(2)	The actual amount earned under the Company’s Annual Incentive Plan was $438,100 (see footnote 6 to Summary Compensation Table).
(3)

On July 24, 2007, the Compensation Committee and the Board of Directors approved the grant of 30,000 shares of restricted stock awards under the 2006 Stock Incentive Plan to Mr. Morelli effective September 1, 2007, the date he was named ECD’s President and Chief Executive Officer. See “Compensation Discussion and Analysis— Fiscal 2008 Personnel Events – Hiring of Mark D. Morelli as President and Chief Executive Officer” for a description of the material terms of the restricted stock awards. The grant-date fair value of each restricted stock award is calculated in accordance with FAS 123(R) and is equal to the closing price of ECD common stock on Nasdaq on the grant date, which was $25.91.

(4)

The amount consists of restricted stock units granted under the Company’s 2006 Stock Incentive Plan. The restricted stock units (RSUs) settle on a one-for-one basis in shares of ECD common stock and vest on June 30, 2011, subject to early vesting in accordance with the terms of the 2006 Stock Incentive Plan or the Executive Severance Plan, as applicable. See “Compensation Discussion and Analysis— Fiscal 2008 Personnel Events – Hiring of Mark D. Morelli as President and Chief Executive Office” for a description of the material terms of the restricted stock units. The grant-date fair value of each RSU is calculated in accordance with FAS 123(R) and is equal to the closing price of ECD common stock on Nasdaq on the grant date, which was $73.64.

(5)

On July 24, 2007, the Compensation Committee and the Board of Directors approved the grant of 30,000 performance-based RSUs under the 2006 Stock Incentive Plan to Mr. Morelli effective September 1, 2007, the date he joined the Company as President and Chief Executive Officer. The shares vested on June 9, 2008 when the price of ECD common stock met the applicable vesting requirement (i.e., the Company’s stock traded at or above $50 per share for 20 consecutive trading days within three years of the grant date). The grant-date fair value of each RSU is calculated in accordance with FAS 123(R) and is equal to the closing price of ECD common stock on Nasdaq on the grant date, which was $25.91.

(6)

On July 24, 2007, the Compensation Committee and the Board of Directors approved the grant of a stock option to purchase 75,000 shares of ECD common stock under the 2006 Stock Incentive Plan to Mr. Morelli effective September 1, 2007, the date he joined the Company as President and Chief Executive Officer. The grant-date fair value of each option is calculated in accordance with FAS 123(R) and is equal to the closing price of ECD common stock on Nasdaq on the grant date, which was $25.91.

(7)

The amount consists of stock option to purchase 9,000 shares of ECD common stock granted under the 2006 Stock Incentive Plan. The grant date fair value of each option is calculated in accordance with FAS123(R) and is equal to the closing price of ECD common stock on Nasdaq on the grant date, which was $73.64.

(8)

On May 2, 2008, the Compensation Committee approved the grant of 5,000 restricted stock awards to Dr. Guha upon his signing a severance agreement pursuant to the Company’s Executive Severance. Dr. Guha signed the severance agreement, which contains certain restrictive covenants, on May 12, 2008. The grant-date fair value of each restricted stock award is calculated in accordance with FAS 123(R) and is equal to the closing price of ECD common stock on Nasdaq on the grant date, which was $51.62.

(9)	Mr. Stempel and Mrs. Bacon did not receive any equity-based awards in fiscal 2008.

Outstanding Equity Awards at June 30, 2008

The following table provides information on the specified holdings of stock options and stock awards by the named executive officers as of June 30, 2008.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Mark D. Morelli	–	75,000	25.91	9/1/2017	30,000	(2)	2,209,200
		9,000	73.64	6/30/2018	2,500	(3)	184,100
Jay B. Knoll	3,000	2,000	42.60	6/5/2016	5,000	(4)	368,200
Subhendu Guha	2,500 6,000	–	10.40 16.75	11/8/2012 1/26/2015	5,000	(5)	368,200
Sanjeev Kumar	9,000	6,000	42.60	6/5/2016	5,000	(4)	368,200
Robert C. Stempel	90,000	–	10.688	1/15/2009	246,000	(6)	18,115,440
	100,000	–	22.625	3/14/2011
	25,000	–	23.36	7/31/2011
	40,000	–	10.40	11/8/2012
	6,056	–	42.72	5/18/2016
Nancy M. Bacon	48,500	–	22.625	3/14/2011
	12,000	–	23.36	7/31/2011

(1)	Based upon the closing price of ECD common stock on Nasdaq on June 30, 2008, the last trading day of fiscal 2008, which was $73.64.
(2)	The restricted stock awards were granted on September 1, 2007 and will vest in full on September 1, 2010, subject to continued employment.
(3)	The restricted stock units were granted on June 30, 2008 and settle on a one-for-one basis in shares of ECD common stock and vest on June 30, 2011, subject to continued employment.
(4)	The restricted stock awards were granted on May 2, 2007 and will vest in full on May 2, 2010, subject to continued employment.
(5)	The restricted stock awards were granted on May 12, 2008 and will vest in full on May 12, 2011, subject to continued employment.
(6)	The restricted stocks vest in quarterly installments of 23,000 shares on the first day of each quarter and will vest fully upon the occurrence of a change in control.

Option Exercises and Stock Vested in Fiscal 2008

The following table provides information on stock option exercises by and the vesting of stock awards of the named executive officers during fiscal 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark D. Morelli	_	_	30,000 (2)	1,960,800 (2)
Jay B. Knoll	_	_	_	_
Subhendu Guha	_	_	_	_
Sanjeev Kumar	_	_	_	_
Robert C. Stempel	90,000	2,563,157	92,000	2,716,300 (3)
Nancy M. Bacon	33,500	1,157,781

(1)	The value realized excludes withholding taxes.
(2)

Mr. Morelli’s 30,000 performance-based shares became vested on June 9, 2008, according with their terms, upon the average closing price of ECD common stock on Nasdaq exceeding $50.00 per share (representing approximately 93% premium over the grant date price of $25.91) for 20 consecutive trading days (see “Compensation Discussion and Analysis—Executive Compensation Policies and Practices—Components of Compensation—Long-Term Incentives” for a description of the restricted stock awards). The value realized on vesting is based on the market price of $65.36 per share on June 9, 2008. The Company withheld 11,245 shares to pay applicable income and payroll withholding taxes.

(3)

The value realized is based on the number of restricted shares which vest in quarterly installments of 23,000 on the first day of each quarter, multiplied by the closing price of ECD common stock on the vest date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change in control of the Company as of June 30, 2008.

In addition, certain of the Company’s benefit plans and arrangements contain provisions regarding acceleration of vesting and payment upon specified termination events. See “—Company Share-Based Plans” below.

Company Share-Based Plans

As of fiscal year end 2008, the Company’s named executive officers held equity awards issued under the Energy Conversion Devices, Inc. 1995 Non-Qualified Stock Option Plan (1995 Plan), the 2000 Non-Qualified Stock Option Plan (2000 Plan) and the Energy Conversion Devices, Inc. 2006 Stock Incentive Plan (2006 Plan).

Under the 1995 Plan, if an employee ceases to be engaged in performing services for the Company for any reason, the stock options shall terminate on the earlier of the fixed termination date set forth in the option or, unless otherwise determined by the Compensation Committee, one year after such termination of services. Under the 2006 Plan, the Compensation Committee shall determine the effect of termination of employment upon equity awards. The termination provisions applicable to such equity awards outstanding at fiscal year end 2008 are as detailed below.

Stock Options

If an employee’s continuous service is terminated for any reason other than death, disability or for cause:

•

any outstanding stock options that are exercisable as of the employee’s termination date may be exercised until the earlier of (1) 90 days under the 2000 Plan or 6 months under the 2006 Plan following such termination or such date determined by the Compensation Committee in its sole discretion and (2) the expiration of the term of the stock option; and

•	any outstanding stock options that are not exercisable as of the employee’s termination date will be terminated.

If an employee’s continuous service is terminated for cause, as determined in the sole discretion of the Compensation Committee:

•

all outstanding stock options will be terminated; however, under the 2006 Plan, the Compensation Committee, in its sole discretion, may permit the exercises of stock options until the earlier of 30 days following such termination and the expiration of the term of the stock option; and

•

if the employee has delivered a notice to exercise any outstanding stock options prior to the employee’s termination date but the corresponding shares of ECD common stock have not been delivered, the Company is not obligated to deliver the corresponding shares.

If an employee’s continuous service is terminated due to death or disability, all outstanding stock options will vest and be exercisable until the earlier of:

•	12 months following the date of the employee’s termination or such date determined by the Compensation Committee in its sole discretion; and
•	the expiration of the term of the stock option.

Restricted Stock

All unvested restricted shares will be forfeited upon the termination of employment for any reason. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may fully vest such restricted shares or provide for different treatment upon termination of employment based on the reason of such termination if it determines that different treatment would be in the best interest of the Company.

Equity Award Treatment Upon a Change in Control

Currently, upon a change in control, all options and restricted stock awards shall vest and the Compensation Committee has the discretion to determine whether and to what extent an award holder will receive, in exchange for the options and restricted stock awards, a cash payment or a substitute equity award of the acquiring company.

The Company will be deemed to undergo a “change in control” in the event of certain acquisitions of 40% or more of the Company’s common stock, a change in a majority of the Board of Directors, the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the Company’s assets (unless, among other conditions, the Company’s stockholders receive 60% or more of the stock of, and voting power in, the surviving company), or the consummation of the Company’s complete liquidation or dissolution.

Severance Agreements of Sanjeev Kumar and Jay B. Knoll

Messrs. Kumar and Knoll entered into severance agreements with the Company as of June 5, 2006. These severance agreements are as detailed starting on page 31 of the Company’s proxy filed October 29, 2007. Neither Mr. Kumar nor Mr. Knoll is still covered by these severance agreements.

In July 2008, Mr. Knoll elected to opt out of his June 5, 2006 severance agreement, which the company desired to obtain restrictive covenants from Mr. Knoll as well as to ensure consistent treatment of executives upon termination of employment. Mr. Knoll is now covered by the Company’s Executive Severance Plan which provides substantially similar benefits to his 2006 severance agreement. For further information, see “Compensation Discussion and Analysis – Post-Employment Benefits.”

In connection with his departure from the Company effective August 31, 2008 and substantially consistent with his 2006 severance agreement, Mr. Kumar and the Company entered into an agreement captioned Revised Separation Agreement and Complete Release of Liability (the “Separation Agreement”). See “Compensation Discussion and Analysis – Subsequent Personnel Events” for the terms of Mr. Kumar’s Separation Agreement.

Change in Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change in control, assuming such event occurs on June 30, 2008. These estimates do not reflect the actual amounts that would be paid to such persons, the amounts of which would only be known at the time the persons become eligible for payment and would be payable only if the specified event occurs. For information on payments to Mr. Stempel and Mrs. Bacon upon their retirement and to Mr. Kumar upon his resignation, see the “Compensation Discussion and Analysis – Fiscal 2008 Personnel Events and Subsequent Personnel Events.”

The table assumes the acceleration of all share-based awards as of June 30, 2008, except in respect of termination for cause or resignation without good reason, and reflects the intrinsic value of such acceleration, which is (1) for each unvested stock option, $73.64 less the exercise price, and (2) for each unvested share of restricted stock, $73.64, which represents the closing price of ECD common stock on Nasdaq on June 30, 2008, the last trading day of fiscal 2008.

The following items are not reflected in the table set forth below:

•	Accrued and unpaid salary, bonus and vacation.
•	Vested stock option gains.
•	Costs of COBRA or any other mandated governmental assistance program to former employees.
•	Welfare benefits provided to all salaried employees.
•	Amounts outstanding under the Company’s 401(k) plan.
•	Disability insurance proceeds and term life insurance proceeds, excluding any supplemental benefits with premiums paid solely by the employee, which would be in the following amounts:
Name	Term Life Insurance	Accidental Death and Dismemberment	Long-Term Disability(1)
Mark D. Morelli	$ 600,000	$ 600,000	$ 102,000
Jay B. Knoll	$ 600,000	$ 600,000	$ 102,000
Subhendu Guha	$ 600,000	$ 600,000	$ 102,000
Sanjeev Kumar	$ 600,000	$ 600,000	$ 102,000

(1)

The amounts in this column would be paid on an annual basis to the participant. The Company’s plan provides for monthly payments, with a maximum of $8,500 per month, equal to 60% of gross monthly earnings.

NAMED EXECUTIVE OFFICERS

Named Executive Officer(1)	Cash Severance	Share-Based Awards	Miscellaneous Health Benefits	Excise Tax Gross Up	Total
Mark D. Morelli
Retirement	–	–	–	–	–
Death	–	$ 3,579,750	–	–	$ 3,579,750
Disability	–	$ 3,579,750	–	–	$ 3,579,750
By Company for Cause or by Executive without Good Reason	–	–	–	–	–
By Company without Cause or by Executive for Good Reason (pre-Change in Control)	$ 1,575,000	$ 3,579,750	$ 18,000	–	$ 5,172,750
Change in Control (no termination)	–	$ 5,973,050	–	–	$ 5,973,050
By Company without Cause or by Executive for Good Reason (post-Change in Control)	$ 2,362,500	$ 5,973,050	$ 18,000	$ 1,680,208	$ 10,033,758
Jay B. Knoll(2)
Retirement	–	–	–	–	–
Death	–	$ 62,080	–	–	$ 62,080
Disability	–	$ 62,080	–	–	$ 62,080
By Company for Cause or by Executive without Good Reason	–	–	–	–	–
By Company without Cause or by Executive for Good Reason (pre-Change in Control)	$ 465,000	$ 62,080	$ 12,000	–	$ 539,080
Change in Control (no termination)	–	$ 430,280	–	–	$ 430,280
By Company without Cause or by Executive for Good Reason (post-Change in Control)	$ 465,000	$ 430,280	$ 12,000	–	$ 907,280
Subhendu Guha
Retirement	–	–	–	–	–
Death	–	–	–	–	–
Disability	–	–	–	–	–
By Company for Cause or by Executive without Good Reason	–	–	–	–	–
By Company without Cause or by Executive for Good Reason (pre-Change in Control)	$ 434,000	–	$ 9,800	–	$ 443,800
Change in Control (no termination)	–	$ 368,200	–	–	$ 368,200
By Company without Cause or by Executive for Good Reason (post-Change in Control)	$ 434,000	$ 368,200	$ 9,800	–	$ 812,000

(1)

For information on payments to Mr. Stempel and Mrs. Bacon upon their retirement and to Mr. Kumar upon his resignation, see the “Compensation Discussion and Analysis – Fiscal 2008 Personnel Events and Subsequent Personnel Events.”

(2)

Reflects terms under July 2008 arrangements pursuant to the Company’s Executive Severance Plan. For further information, see “Compensation Discussion and Analysis – Post-Employment Benefits” and “Potential Payments Upon Termination or Change in Control – Severance Agreements of Sanjeev Kumar and Jay B. Knoll.”

EQUITY COMPENSATION PLAN

The following information is set forth with respect to our equity compensation plans at June 30, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	877,086	(1)	$ 22.27 (2)	725,882
Equity compensation plans not approved by security holders	90,000	(3)	$ 10.69	–
	967,086		$ 21.19	725,882

(1)	Includes 2,500 shares issuable upon vesting of restricted stock units (RSUs) that we granted under the 2006 Stock Incentive Plan. The remaining balance consists of outstanding stock option grants.
(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.
(3)

On January 15, 1999, we entered into a stock option agreement with Robert C. Stempel, pursuant to which he was granted an option to purchase 300,000 shares of ECD common stock at $10.688 per share. The option is not subject to vesting requirement and may be exercised from time to time until the expiration of the option on January 15, 2009. Mr. Stempel retired as the Company’s CEO on August 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

Directors and Executive Officers. The following table sets forth, as of October 1, 2008, information concerning the beneficial ownership of common stock by each director and executive officer and for all directors and executive officers as a group. Each holder has sole voting and investment power with respect to the securities listed below unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Joseph A. Avila	5,186	(1)	*
Alan E. Barton	–		–
Christopher P. Belden	3,720		*
Joseph P. Conroy	10,000		*
Robert I. Frey	12,776	(2)	*
Subhendu Guha	13,500	(3)	*
William J. Ketelhut	15,769		*
Jay B. Knoll	13,200	(4)	*
Florence I. Metz	13,247		*
Mark D. Morelli	80,255	(5)	*
Stephen Rabinowitz	14,468	(6)	*
George A. Schreiber, Jr.	7,641	(7)	*
Harry W. Zike	–		–
All directors and executive officers as a group (13 persons)	189,762		*

*	Less than 1%.
(1)	Includes outstanding options to purchase 2,000 shares of common stock which were exercisable as of October 1, 2008 or which become exercisable within 60 days of such date.
(2)	Includes outstanding options to purchase 5,000 shares of common stock which were exercisable as of October 1, 2008 or which become exercisable within 60 days of such date.
(3)	Includes outstanding options to purchase 8,500 shares of common stock which were exercisable as of October 1, 2008 or which become exercisable within 60 days of such date.

(4)	Includes outstanding options to purchase 3,000 shares of common stock which were exercisable as of October 1, 2008 or which become exercisable within 60 days of such date.
(5)	Includes outstanding options to purchase 30,000 shares of common stock which were exercisable as of October 1, 2008 or which become exercisable within 60 days of such date.
(6)	Includes outstanding options to purchase 5,000 shares of common stock which were exercisable as of October 1, 2008 or which become exercisable within 60 days of such date.
(7)	Includes outstanding options to purchase 3,000 shares of common stock which were exercisable as of October 1, 2008 or which become exercisable within 60 days of such date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s officers and directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (“insiders”) to file reports of ownership and changes in ownership of any of the Company’s equity securities with the Commission and to furnish copies of these reports to the Company. Based on the Company’s review of the insiders’ reporting forms furnished to the Company or filed with the Commission, no insider failed to file on a timely basis a Section 16(a) report with respect to any transaction in the Company’s equity securities.

TRANSACTIONS WITH RELATED PERSONS

In accordance with the Nasdaq listing rules, the Audit Committee reviews and oversees any proposed or ongoing related-person transaction to ensure there are no conflicts of interest. The Company’s Code of Business Conduct and Ethics requires officers and directors to provide full disclosure of any such transaction to appropriate persons and remove themselves from the related decision making process. Persons are encouraged to speak with the Company’s general counsel if there is any doubt as to whether a transaction could comprise a related-person transaction or otherwise constitute a conflict of interest. Further, the Company’s officers and directors are required to complete annual questionnaires in connection with the proxy statement for the annual meeting of stockholders, which includes questions regarding potential and ongoing related-person transactions.

The Audit Committee does not have a written policy establishing procedures for reviewing and approving related-person transactions. If a related-person transaction is proposed, the Audit Committee reviews such transaction to ensure that the Company’s involvement in such transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is in the best interests of the Company and its stockholders. The Audit Committee did not consider any related-person transactions in fiscal 2008.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of four directors, all of whom are independent directors as defined under applicable rules of the Commission, Nasdaq and the Company’s Corporate Governance Principles.

The Audit Committee oversees the integrity of the Company’s financial statements on behalf of the Board of Directors, the adequacy of the Company’s systems of internal controls, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, and the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function. The public accounting firm of Crowe Chizek and Company LLC has been retained to supplement the Company’s internal audit function.

In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility, among other things, for:

•	confirming the independence of the Company’s independent registered public accounting firm;
•	the appointment, compensation and retention of the Company’s independent registered public accounting firm;
•	reviewing the scope of the audit services to be provided by the Company’s independent registered public accounting firm, including the adequacy of staffing and compensation;
•	approving non-audit services;
•	overseeing management’s relationship with the Company’s independent registered public accounting firm;
•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls; and
•	reviewing the Company’s internal audit program.

The Audit Committee reviews the financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for performing an audit in accordance with standards of the United States Public Company Accounting Oversight Board to obtain reasonable assurance that the consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee discussed with management the process used to support the certifications of the Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by the

Company with the Commission. The Audit Committee reviewed with the independent registered public accounting firm their audit plans, audit scope, and identification of audit risks. The Audit Committee engaged the independent registered public accounting firm and approved auditor services and fees, including audit, audit-related and non-audit fees.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements.

The Audit Committee reviewed with management and the independent registered public accounting firm the audited financial statements as of and for the fiscal year ended June 30, 2008. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the internal auditor and the independent registered public accounting firm. During fiscal 2008, the Audit Committee met with management and the independent registered public accounting firm and discussed the interim financial information contained in each quarterly earnings report prior to public release.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors (and the Board agreed) that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, for filing with the Commission.

AUDIT COMMITTEE
William J. Ketelhut, Chair
Joseph A. Avila
Christopher P. Belden
George A. Schreiber, Jr.

Independent Registered Public Accounting Firm Fees. The following table presents aggregate fees for professional audit services rendered by Grant Thornton LLP, our independent registered public accounting firm, for the fiscal years ended June 30, 2008 and 2007 and fees billed for other services rendered by Grant Thornton during those periods.

	Fiscal 2008	Fiscal 2007
Audit Fees(1)	$1,552,058	$1,085,566
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$1,552,058	$1,085,566

(1)

Audit Fees — These are fees for professional services performed by Grant Thornton for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees — These are fees for the assurance and related services performed by Grant Thornton that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax Fees — These are fees for professional services performed by Grant Thornton with respect to tax compliance, tax advice and tax planning.
(4)	All Other Fees — These are fees for permissible work performed by Grant Thornton that does not meet the above categories.

During fiscal 2008, the Audit Committee approved all audit and services provided to us by Grant Thornton prior to management engaging Grant Thornton for that purpose. The Committee’s current practice is to consider for pre-approval annually all audit and non-audit services proposed to be provided by our independent registered public accounting firm for the fiscal year. In accordance with the Committee’s current policy, additional fees related to audit services proposed to be provided within the scope of the approved engagement may be approved by management, so long as the fees for such additional services are consistent with historical experience, and are reported to the Audit Committee at the next regularly scheduled Committee meeting. Additional fees for other proposed audit-related or non-audit services (not within the scope of the approved engagement) may be considered and, if appropriate, approved by the Chairman of the Audit Committee if such additional fees constitute five percent or less of the approved budget. Otherwise, the Audit Committee must approve all additional audit-related and non-audit services to be performed by the independent registered public accounting firm.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP currently serves as the Company’s independent registered public accounting firm. The Audit Committee has appointed Grant Thornton to serve as independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements for the fiscal year ending June 30, 2009 and to perform audit-related services. Such services include review of periodic reports and registration statements filed by the Company with the Commission and consultation in connection with various accounting and financial reporting matters. Grant Thornton may also perform limited non-audit services for the Company.

The Board of Directors has directed that the appointment of Grant Thornton be submitted to the stockholders for ratification. The affirmative vote of a majority of the votes cast at the annual meeting will be required to ratify such appointment. Although stockholder ratification is not required by law and is not binding on the Company, the Audit Committee will take the appointment of Grant Thornton under advisement if such appointment is not so ratified.

Representatives of Grant Thornton will be present at the annual meeting and available to respond to appropriate questions. Further, they will be given the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2009.

ADDITIONAL INFORMATION

Cost of Solicitation. The cost of solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally or by telephone or other means of communication. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward, at the expense of the Company, copies of the proxy materials to the beneficial owners of shares held of record by such persons. The Company also intends to hire Morrow & Co., at an anticipated cost of approximately $6,000 plus out-of-pocket expenses, to assist it in the solicitation of proxies personally, by telephone or by other means.

Other Action at the Annual Meeting. The Company’s management and Board, as of the date hereof, do not know of any other matter to be presented which is a proper subject for action by the stockholders at the annual meeting. If any other matters shall properly come before the annual meeting, the shares represented by a properly executed proxy will be voted in accordance with the judgment of the persons named on the proxy to the extent permitted by applicable law.

Annual Report. Our Annual Report on Form 10-K for fiscal 2008 has been mailed, along with this proxy statement, to stockholders of record on October 17, 2008. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, which has been filed with the Commission. Stockholders may request a copy by either calling Investor Relations at (248) 293-0440 or sending us an e-mail at investor.relations@ovonic.com.

Stockholder Proposals for 2009 Annual Meeting. Any stockholder intending to submit a proposal for inclusion in the proxy statement for the 2009 Annual Meeting of Stockholders must meet the eligibility and other criteria required under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which proposal must be in writing and delivered to the Corporate Secretary at the Company’s principal executive offices at 2956 Waterview Drive, Rochester Hills, Michigan 48309, no later than June 19, 2009 in order to be considered timely. Written notice of stockholder proposals or director nominations (other than proposals for inclusion in the proxy) for consideration at the 2009 Annual Meeting of Stockholders must be received by the Corporate Secretary by September 19, 2009.

Stockholders are urged to vote their shares via Internet or telephone, or to mail in their proxy cards or voting instruction cards without delay.

By Order of the Board of Directors

/s/ Ghazaleh Koefod

Ghazaleh Koefod

Corporate Secretary

October 17, 2008